Exhibit 99.1

DATE:     October 26, 2006

PRESS RELEASE

CONTACT:      Robert J. Krist, Chief Financial Officer, 949-595-7200
                      www.endologix.com

ENDOLOGIX REPORTS THIRD QUARTER RESULTS

Continued Significant Growth in U.S. Product Sales

IRVINE, Calif. (October 26, 2006) – Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced financial results for the three months and nine months ended September 30, 2006.

“The past few months have been exceptionally productive at Endologix as reflected by our third quarter domestic product revenue that grew more than 21% on a sequential quarter basis,” said Endologix President and Chief Executive Officer Paul McCormick. “We are continuing to take steps to support our aggressive market launch, including increasing our sales representative headcount to 39 as of the end of the third quarter. We are well on track to reach our goal of 45 to 50 sales representatives by year end.

“We are also pleased to announce the full market launch of our Visiflex™ Delivery System for use with the Powerlink System. The Visiflex system, with features that include improved flexibility, has been well received by physicians who have now used this next-generation system in more than 250 Powerlink procedures,” added Mr. McCormick.

“Our primary focus is gaining traction for the Powerlink System in the domestic market; however, we also see a significant opportunity overseas. We have made progress with the Pharmaceutical and Medical Devices Agency (PMDA) of the Japanese Ministry of Health, Labor and Welfare. The authorities were impressed by the Endologix quality system and our manufacturing facility. The PMDA is now adjusting its schedules for the clinical Expert Panel Meeting to be held within this year,” added Mr. McCormick. “We also see a significant opportunity in the European market, although notably our sales margins are impacted by the use of distributors and our average selling price is lower than in the domestic market. We have agreed with Edwards Lifesciences Corporation, our distributor in selected European countries, not to renew our distribution agreement, which is scheduled to expire at the end of 2006. This decision will provide an opportunity to pursue other distribution agreements for those countries, which we view as a good long-term strategy for expanding use of the Powerlink System in Europe, and an on-going step in cost-effectively growing this business.

“Given our ability to increase sales in the domestic market, our current cash balance, which is expected to fund our operations through cash flow break even, and our ability to leverage our Powerlink technology platform, we believe we are well positioned to reach our objective to become a leader in the fast-growing AAA market,” said Mr. McCormick.

Third Quarter Financial Results

Product revenue for the third quarter of 2006 was $3.7 million, up 76% from $2.1 million in the third quarter of 2005 and up 9% from $3.4 million in the second quarter of 2006. Domestic product revenue was $3.4 million, compared with $1.6 million in the third quarter of 2005 and $2.8 million in the second quarter of 2006. International product revenue of $372,000 for the third quarter of 2006 compares with $554,000 during the comparable quarter last year and $666,000 in the second quarter of 2006.

The Company reported that domestic product revenue for all periods predominantly represents product usage. As consignment of product is customary in this market segment, the Company believes that domestic product revenue will approximate product usage for the foreseeable future.

Gross profit of $2.3 million was 60% of total revenue in the third quarter of 2006. This compares with $1.3 million and 61%, respectively, in the third quarter of 2005, and $1.7 million and 49%, respectively, in the second quarter of 2006. Margin in the 2006 second quarter included the effect of a charge of $326,000 for a reserve to complete the final phase of the Company’s limited, voluntary catheter recall announced in December 2005.

Total operating expenses were $6.8 million in the third quarter of 2006, compared with $5.2 million in the third quarter of 2005. The 2006 period included $339,000 as a result of adopting SFAS No. 123(R), Accounting for Stock-Based Compensation, on January 1, 2006. The remaining increase primarily reflects the ongoing build out and training of the domestic sales force. Marketing and sales expenses increased to $4.0 million in the third quarter of 2006 from $2.6 million in the comparable quarter last year.

Endologix reported a net loss for the third quarter of 2006 of $4.2 million, or $0.10 per share, which compares with a net loss of $3.7 million, or $0.10 per share, for the third quarter of 2005. The net loss for the third quarter of 2006 included $343,000, or $0.01 per share, for stock-based compensation expense.

Year-to-Date Financial Results

For the nine months ended September 30, 2006, product revenue was $9.9 million, an increase of 98% compared with $5.0 million for the nine months ended September 30, 2005. Domestic product revenue was $8.3 million compared with $3.1 million in the first nine months of 2005. Gross profit of $5.6 million was 56% of total revenue for the nine months ended September 30, 2006. This compares with $3.1 million and 60%, respectively, in the first nine months of 2005. The decrease in margin percentage was due to a $326,000 inventory reserve charge in this year’s second quarter and costs associated with SFAS No. 123(R), Accounting for Stock-Based Compensation.

Total operating expenses for the first nine months of 2006 were $19.0 million, versus $13.4 million in the comparable period in 2005. The increase in operating expenses was due primarily to the development of the Company’s direct sales force and the adoption of SFAS No. 123(R).

Endologix reported a net loss for the nine months ended September 30, 2006 of $12.7 million, or $0.32 per share, compared with a net loss of $9.9 million, or $0.30 per share, for the nine months ended September 30, 2005. The net loss for the first nine months of 2006 included $1.1 million, or $0.03 per share, for stock-based compensation expense.

Total cash and marketable securities as of September 30, 2006 was $24.3 million. This compares with total cash and marketable securities as of December 31, 2005 of $17.7 million.

Conference Call Information

Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 8563286.

The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 14 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix Powerlink System is an endoluminal stent graft (ELG) for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. In October 2004, Endologix received approval to market the Powerlink System in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results including the success of sales efforts for the Powerlink System, product research and development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

[Tables to follow]

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue:
Domestic Product Revenue	$3,376	$1,581	$8,270	$3,099

Non-US Product Revenue	372	554	1,599	1,884

Total Product Revenue	3,748	2,135	9,869	4,983
License Revenue	53	66	160	194

Total revenue	3,802	2,201	10,029	5,177
Cost of product revenue	1,532	866	4,449	2,093

Gross profit	2,269	1,335	5,580	3,084

Operating expenses:
Research, development and clinical	1,628	1,513	5,145	4,346
Marketing and sales	4,023	2,588	9,773	5,680

General and administrative	1,167	1,114	4,093	3,344

Total operating expenses	6,818	5,215	19,011	13,370

Loss from operations	(4,549)	(3,880)	(13,431)	(10,286)

Other income:
Interest income	352	208	719	420
Other income	5	5	20	--

Total other income	357	213	739	420

Net loss	($ 4,192)	($ 3,667)	($12,692)	($ 9,866)

Basic and diluted net loss per share	($ 0.10)	($ 0.10)	($ 0.32)	($ 0.30)

Shares used in computing basic and diluted net loss per
share	42,626	35,813	39,124	33,223

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par values)
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$14,076	$8,191
Restricted cash equivalents	500	500
Marketable securities available-for-sale	8,900	8,959
Accounts receivable, net	2,629	1,248
Other receivables	88	175
Inventories	7,331	7,372
Other current assets	690	576

Total current assets	34,214	27,021
Property and equipment, net	4,645	4,490
Marketable securities available-for-sale	800	--
Goodwill	4,631	4,631
Intangibles, net	10,670	11,724
Other assets	78	78

Total Assets	$55,038	$47,944

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,115	$4,501

Current liabilities	3,115	4,501
Long term liabilities	1,188	1,236

Total liabilities	4,303	5,737

Stockholders' equity:
Convertible preferred stock, $.001 par value; 5,000 shares authorized, no shares issued and outstanding
Common stock, $.001 par value; 50,000 shares authorized, 43,134 and 36,679 shares issued and outstanding at
September 30, 2006 and December 31, 2005, respectively	43	37
Additional paid-in capital	163,091	141,903
Accumulated deficit	(111,812)	(99,120)
Treasury stock, at cost, 495 shares at September 30, 2006 and December 31, 2005	(661)	(661)
Accumulated other comprehensive income	74	48

Total stockholders' equity	50,735	42,207

Total Liabilities and Stockholders' Equity	$55,038	$47,944

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